Exhibit 10.23

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Execution Copy

LICENSE AGREEMENT

between

CROMPTON CORPORATION

and

BIOSYN, INC.

THIS AGREEMENT, effective as of the 22nd day of May, 2001 by and between CROMPTON CORPORATION (“Crompton”), a corporation organized and existing under the laws of the State of Delaware and having a place of business at Benson Road, Middlebury, Connecticut 06749, and BIOSYN, INC. (“Biosyn”), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania and having its principal place of business at 3401 Market Street, Suite 300, Philadelphia, Pennsylvania 19104.

WITNESSETH:

WHEREAS, Crompton owns or controls United States Patents No. [*], and a patent application that is the United States equivalent of International Application [*], and corresponding foreign patents and patent applications relating to compounds useful against the replication of the Human Immunodeficiency Virus (“HIV”) and compounds having microbicidal properties, and Crompton owns or controls technology relating to such patents, patent applications and compounds and to formulations, pharmaceutical compositions and methods and processes for treating or inhibiting the replication of HIV and/or inactivating pathogenic microbes;

WHEREAS, Crompton wishes to grant to Biosyn an exclusive worldwide license to make, use and sell formulations and compositions utilizing the UC 781 Technology (as hereinafter defined), but only for the Permitted Field of Use (as hereinafter defined); and

WHEREAS, Biosyn wishes to obtain an exclusive worldwide license to make, use and sell formulations and compositions utilizing the UC 781 Technology (as hereinafter defined), but only for the Permitted Field of Use (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

1.                                       Definitions

1.1                                 “Affiliate” shall mean a direct or indirect subsidiary of a party.

1.2                                 “Crompton” shall mean Crompton Corporation, a Delaware corporation, acting directly or through an Affiliate.

1.3                                 “License” shall have the meaning assigned to such term in Section 2.1 of this Agreement.

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1.4                                 “Milestones” shall mean the Milestones provided for in Article 5 of this Agreement, “Milestone” shall mean one of the Milestones and “First Milestone”, “Second Milestone” and “Third Milestone” shall have the meanings provided for those terms in Article 5 of this Agreement.

1.5                                 “Net Sales” shall have the meaning assigned to such term in Section 8.1 of this Agreement.

1.6                                 “Patents” shall mean United States Patents No. [*]and [*], and the patent application that is the United States equivalent of International Application WO [*]and any patent that issues therefrom, and any continuation, continuation-in-part, division, provisional, reissue, reexamination, renewal or extension thereof, and the corresponding foreign patents and patent applications listed in Attachment A to this Agreement.  “Patents” shall also include any new United States or foreign patent or patent application obtained or filed by or on behalf of Crompton or its affiliates relating to the UC 781 Technology.

1.7                                 “Permitted Field of Use” shall mean use as a human topical microbicide, alone or in combination with other compounds, for application to the skin, mucosal and/or epithelial tissue as an active ingredient in formulations such as creams, foams, jellies, or other similar formulations, including contraceptive and other vaginal delivery devices such as sponges, intrauterine devices, diaphragms and condoms; but Permitted Field of Use does not include, and specifically excludes:

(a)          non-human uses;

(b)         human application for both systemic therapeutic uses and systemic post-exposure prophylactic uses; and

(c)          uses when applied to or incorporated into any surface (except for human surfaces consisting of skin, mucosal and/or epithelial tissue) or device (except contraceptive and other vaginal delivery devices as provided for above in this Section 1.7) including, but not limited to, gloves, aprons, tubing and filters.

1.8                                 “Product” shall mean any formulation, composition, device or other product that utilizes in any way the UC 781 Technology.

1.9                                 “UC 781” shall mean the compound comprising [*].

1.10                           “UC 781 Technology” shall mean any and all technology, compounds, formulations, pharmaceutical compositions and methods and processes covered by a Valid Claim in the Patents and/or other proprietary technology and know-how (including manufacturing process technology) related to UC 781 or any of the Patents.  The UC 781 Technology shall also include any improvements in any of the UC 781 Technology.

1.11                           “Valid Claim” shall mean a claim of any issued, unexpired Patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission competent jurisdiction, from which no further appeal can be taken or with respect to which an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.12                           “Warrant” means the warrant, in the form attached to this Agreement as Attachment B, to purchase up to two hundred twenty-eight thousand (228,000) shares of duly authorized, validly issued, fully paid and nonassessable shares of the common stock of Biosyn, as provided for in Section 7.1 of this Agreement.

2.                                       License Grant

2.1                                 Crompton, Crompton Manufacturing Company, Inc., Uniroyal Chemical Company, Inc. and Crompton Co./Cie each, to the extent of its respective rights in the UC 781 Technology, hereby grants to Biosyn an exclusive, worldwide license under the UC 781 Technology, with the right to grant sublicenses, to make, have made, use, import, export, sell and have sold Products, solely for the Permitted Field of Use.  The license rights granted pursuant to this Section 2.1 are defined herein as the “License”.

2.2                                 Crompton, Crompton Manufacturing Company, Inc. and Uniroyal Chemical Company, Inc. each, to the extent of its respective rights, hereby assigns to Biosyn the option, pursuant to that certain Research Agreement executed on behalf of Uniroyal Chemical Company, Inc. on July 24, 1997, on behalf of the Rega Institute for Medical Research on August 12, 1997 and by Dr. Jan Balzarini on August 12, 1997 (a copy of which is attached to this Agreement as Exhibit I), to obtain, for the Permitted Field of Use, an exclusive, worldwide license under United States Patent No. [*], which is entitled “Compositions containing two or three inhibitors of different HIV reverse transcriptases”.

3.                                       Term

3.1                                 This Agreement shall commence effective as of the date first above set forth and, unless earlier terminated pursuant to the terms of this Agreement, shall remain in effect until the expiration of the last-to-expire Valid Claim of the Patents.

4.                                       Representations, Warranties and Covenants

4.1                                 Crompton represents and warrants to Biosyn as follows:

(a)                                  Crompton has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware with full corporate authority to own, lease and operate its properties and conduct the business in which it is presently engaged.

(b)                                 Crompton has taken all actions necessary to authorize it, and to cause each of its subsidiaries executing this Agreement (“Executing Subsidiaries”), to enter into and perform its respective obligations under this Agreement and the agreements and instruments referred to in this Agreement and to consummate the transactions contemplated hereby and thereby.

(c)                                  This Agreement is a legal, valid and binding obligation of Crompton, and of each of the Executing Subsidiaries to the extent of its obligations under this Agreement, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to creditors’ rights and to general equitable principles.

(d)                                 Crompton owns or controls, directly or indirectly, all right, title and interest in and to the UC 781 Technology and no person or entity has or shall have any claim of ownership or control with respect to the UC 781 Technology that would, in any way, affect the License hereunder; provided, however, that Crompton makes no representation or warranty that persons other than Crompton and its affiliates do not own or control proprietary technology and know-how (including manufacturing and process technology) substantially similar to proprietary technology and know-how comprising part of the UC 781 Technology.

(e)                                  To the best of Crompton’s knowledge, the Patents are the only patents owned by Crompton and its Affiliates that cover the manufacture, use or sale of UC 781 Technology for the Permitted Field of Use.  Crompton has no reason to believe that any of the Patents are or will be found to be invalid.

(f)                                    Crompton and each of the Executing Subsidiaries is free to perform its respective obligations under this Agreement in accordance with the terms and conditions set forth herein and there are no license rights granted by Crompton or any of its Affiliates to any other person or entity under the UC 781 Technology for the Permitted Field of Use nor are there any other license rights granted by Crompton or any of its Affiliates to any other person or entity that would encumber the License granted herein or that would conflict with the License.

(g)                                 Neither Crompton nor any of the Executing Subsidiaries is aware of any asserted or unasserted claims or demands that it believes have been or can be asserted against any of the Patents and that would materially adversely affect the License.  Notwithstanding the foregoing, Crompton, Crompton Manufacturing Company, Inc. and Uniroyal Chemical Company, Inc. each, to the extent of its respective rights, hereby assigns to Biosyn certain rights with respect to United States Patent No. 5,968,910, as provided for in Section 2.2 of this Agreement.

(h)                                 To the best of Crompton’s knowledge and belief, the quantities of UC 781 that are to be provided by Crompton to Biosyn pursuant to Section 6.2 of this Agreement will conform to the certificates of analysis, material data safety sheets and specifications that are to be included with the shipments of such UC 781.

4.2                                 Crompton covenants as follows:

(a)                                  Except as otherwise provided in Article 9 of this Agreement, it shall, with due diligence and good faith, use commercially reasonable efforts to maintain the Patents in full force and effect during the term of this Agreement.

(b)                                 If, contrary to Crompton’s present best knowledge, Crompton or any of its Affiliates should own any other patent(s) that cover the UC 781 Technology for the Permitted Field of Use or the manufacture, use or sale of Products for the Permitted Field of Use, (i) Crompton agrees not to, and to cause its Affiliates not to assert such patent(s) against Biosyn or any sublicensee of Biosyn, with respect to the Permitted Field of Use and (ii) if any such patent(s) cover UC 781 in the Permitted Field of Use, Crompton hereby grants, and shall cause its appropriate Affiliate(s)  to grant, a worldwide, royalty-free, exclusive license to make, use or sell UC 781 under such patent(s) in the Permitted Field of Use.

(c)                                  In the event (i) that Crompton or any Affiliate of Crompton shall, at any time during the term of this Agreement, develop any new compound that is not licensed to Biosyn under this Agreement but that Crompton or such Affiliate perceives to have application or utility for the Permitted Field of Use and (ii) if Crompton or such Affiliate has an interest in developing such compound for commercialization on its own or with a third party or in licensing such compound to a third party for development and commercialization, Crompton shall notify Biosyn in writing and shall negotiate exclusively with Biosyn, in good faith and for a period of ninety (90) days, or such longer period to which the parties may agree, for the grant of a license or other rights to Biosyn with respect to such compound for the Permitted Field of Use.

(d)                                 As promptly as practicable after the execution and delivery of this Agreement by the parties hereto, Crompton shall provide to Biosyn copies of the documents listed on Attachment C to this Agreement to the extent reasonably available to Crompton.

(e)                                  During the term of this Agreement and at the request of Biosyn, Crompton shall (i) cooperate with Biosyn in the transfer of know-how and technology licensed to Biosyn under this Agreement, (ii) provide reasonable access to Crompton’s scientific and manufacturing technical personnel to assist Biosyn in understanding the know-how and technology licensed to Biosyn under this Agreement and (iii) otherwise provide reasonable assistance to Biosyn with respect to the UC 781 Technology.

(f)                                    Crompton will file or cause to be filed with the United States Patent and Trademark Office proper documents of assignment and/or name changes so that the actual owner of the Patents is shown as the record owner of the Patents.

4.3                                 Biosyn represents and warrants to Crompton as follows:

(a)                       Biosyn has been duly incorporated and is validly subsisting under the laws of the Commonwealth of Pennsylvania with full corporate authority to own, lease and operate its properties and conduct the business in which it is presently engaged.

(b)                      All of the issued and outstanding capital stock of Biosyn has been duly authorized and is validly issued and fully paid and nonassessable.

(c)                       Biosyn has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement and to carry out the transactions contemplated hereby in accordance with the terms and conditions set forth herein.

(d)                      Biosyn has all requisite power and authority to issue the shares of common stock issuable upon exercise of the Warrant and such shares of common stock will, upon their issuance in accordance with the terms of the Warrant (including payment for such shares), be duly and validly issued, fully paid and nonassessable and free of any pre-emptive rights.  Certain rights held by certain shareholders to subscribe to any issuance of equity securities by Biosyn have been waived with regard to the issuance of the Warrant and the shares of common stock of Biosyn issuable upon exercise of the Warrant.

(e)                       Biosyn has taken all actions necessary to authorize it to enter into and perform its obligations under this Agreement and the agreements and instruments referred to in this Agreement and to consummate the transactions contemplated hereby and thereby.

(f)                         This Agreement is a legal valid and binding obligation of Biosyn, enforceable in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to creditors’ rights and to general equitable principles.

(g)                      The execution and delivery by Biosyn of this Agreement and the agreements and instruments referred to in this Agreement, the consummation by Biosyn of the transactions contemplated herein and therein, and the performance by Biosyn of its obligations hereunder and thereunder, do not and will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) any agreement or instrument to which it is party or by which it is bound except for those subscription rights held by certain shareholders that have been waived with regard to the issuance of the Warrant and the shares of common stock of Biosyn issuable upon exercise of the Warrant or (ii) its articles of incorporation or by-laws.

(h)                      As of the date of this Agreement, the authorized capital stock of Biosyn consists of twenty-five million (25,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and one hundred thousand (100,000) shares of preferred stock, par value $0.01 per share, twenty-one thousand (21,000) shares of which have been designated “Series A Participating Preferred Stock” and twenty-one thousand (21,000) shares of which have been designated as “Series B Participating

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Preferred Stock”.  The issued and outstanding shares of capital stock are as set forth on Attachment D to this Agreement.  Other than as set forth on such Attachment D and other than the Warrant, there are no rights, subscriptions, warrants or agreements of any kind outstanding to purchase any capital stock of Biosyn and no conversion rights with respect to capital stock of Biosyn.

4.4                                 Biosyn covenants as follows:

(a)                                  Biosyn shall, with due diligence and good faith, but subject to the provisions of Article 5 of this Agreement, use commercially reasonable efforts to achieve each Milestone in a timely manner and to commercialize the Products as promptly as reasonably practicable consistent with sound and reasonable business practice and judgment.  Attachment E to this Agreement sets forth Biosyn’s general, and non-binding, development plan with respect to a potential compound or formulation utilizing the UC 781 Technology for the Permitted Field of Use, which development plan Crompton acknowledges to be commercially reasonable and which development plan Crompton recognizes not to contain all specific plans and details related to the planned development of any Product and to be subject to modification as appropriate throughout such development process.

(b)                                 Biosyn shall keep Crompton informed (i) of progress toward achievement of the Milestones, (ii) of plans, developments and achievements relating to the marketing of Products throughout the world and (iii) of efforts to obtain regulatory approvals with respect to the Products and the marketing of the Products and the status of such efforts.  The parties shall meet at times and places mutually agreeable or shall participate in telephone conferences from time to time to enable Biosyn to report to Crompton on the foregoing matters.  Such reporting, whether by telephone or in meetings, shall take place not less frequently than semiannually.

(c)                                  Biosyn shall reserve for issuance upon exercise of the Warrant, such number of shares of its Common Stock as shall, at the time, be issuable upon exercise of the Warrant.

5.                                       Milestones

5.1                                 Biosyn shall file with the United States Food and Drug Administration (“FDA”) for a United States Investigational New Drug Application (or with an equivalent foreign regulatory authority for a foreign equivalent in (a) [*], (b) [*]or (c) [*]) that will describe protocols for the first in-human testing for the UC 781 Technology in Phase I or Phase I/II testing.  Such filing shall comprise achievement of the First Milestone.  If the First Milestone has not been achieved on or before the date that is eighteen (18) months from the date of this Agreement, Biosyn and Crompton shall meet to discuss, in good faith, the reasons for the failure to achieve such First Milestone, suggested cures and the anticipated time period to achieve such Milestone.  If, after such discussion, Crompton is unwilling to extend the date for achievement of such Milestone, Crompton shall have the right to terminate the License.

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5.2                                 [*] shall comprise achievement of the Second Milestone.  If the Second Milestone has not been achieved on or before the date that is [*] Biosyn and Crompton shall meet to discuss, in good faith, the reasons for the failure to achieve such Second Milestone, suggested cures and the anticipated time period to achieve such Milestone.  If, after such discussion, Crompton is unwilling to extend the date for achievement of such Second Milestone, Crompton shall have the right to terminate the License.

5.3                                 [*] shall comprise achievement of the Third Milestone.  If the Third Milestone has not been achieved on or before the date that is [*] Biosyn and Crompton shall meet to discuss, in good faith, the reasons for the failure to achieve such Third Milestone, suggested cures and the anticipated time period to achieve such Milestone.  If, after such discussion, Crompton is unwilling to extend the date for achievement of such Third Milestone, Crompton shall have the right to terminate the License.

5.4	(a)

If Biosyn shall fail to achieve any of the Milestones and if Crompton shall exercise its right to terminate the License in accordance with Sections 5.1, 5.2 or 5.3 of this Agreement, Crompton shall have the option to purchase all development work theretofore undertaken by Biosyn in respect of UC 781 and the UC 781 Technology for the Permitted Field of Use and all of Biosyn’s rights therein (collectively, the “Development Work”) at an option exercise price equal to Biosyn’s cost incurred in such Development Work consisting of out-of-pocket expenditures paid to third parties plus an amount for overhead and internal labor costs calculated by using the rates then in effect for Biosyn with the National Institute of Health as established in accordance with FAR 42.705-1 (“Development Costs”). Such option shall be exercised, if at all, by notice to Biosyn given within ninety (90) days after the date of Crompton’s notice to Biosyn terminating the License.

(b)

In the event that Biosyn shall determine, at any time prior to the achievement of the Third Milestone that it does not intend to continue to pursue the development and testing of, seeking regulatory approval for, and sale, marketing or other offering of, any Product, Biosyn shall give prompt written notice of such determination to Crompton and Crompton shall have the option to purchase the Development Work at an option exercise price consisting of the Development Costs. Such option shall be exercised, if at all, by notice to Biosyn given within ninety (90) days after the date of Crompton’s receipt of Biosyn’s notice of such determination.

(c)

In the event that Crompton shall exercise either of the options provided for in this Section 5.4 in respect of the Development Work, Biosyn shall provide reasonable assistance and cooperation in transferring the Development Work to Crompton. Crompton shall bear the reasonable out-of-pocket costs incurred by Biosyn to effect such transfer.

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6.                                       Developmental Efforts

6.1                                 All developmental expenses for Products including, but not limited to, all costs of the conduct of testing and other trials will be borne by Biosyn.

6.2                                 Crompton has available a quantity of UC 781 manufactured in accordance with good manufacturing practices and maintained under good laboratory practices conditions.  Notwithstanding the provisions of Section 6.1 of this Agreement, Crompton shall provide to Biosyn up to [*]grams of such UC 781 to assist Biosyn in connection with its efforts to develop, test and obtain regulatory approval for Products.  Biosyn shall take delivery of [*] grams of such UC 781 promptly after the date of this Agreement and shall have the right, but not the obligation, to take delivery of all or part of the remaining [*] grams at any time and from time to time thereafter, provided that if Biosyn shall wish to take delivery of all or part of such remaining [*] Biosyn shall so notify Crompton not later than [*] from the date of this Agreement.  Biosyn’s notice shall indicate how much of such remaining [*] grams Biosyn will take and Biosyn’s best estimate of the date or dates on which it will want delivery.  No delivery of UC 781 under this Section 6.2 shall be for a quantity less than [*].  Biosyn shall pay Crompton the sum of [*] for each [*] gram quantity of UC 781 and such payment shall be made within thirty (30) days after delivery of such UC 781.  Purification of the UC 781 shall be undertaken at Crompton’s expense, but Biosyn shall provide good faith assistance in trying to arrange for such purification at a lower cost than may otherwise be available to Crompton.  The UC 781 to be delivered hereunder shall have been either re-crystallized or otherwise purified in such a manner that the UC 781 so delivered is no less pure than if it had been re-crystallized; provided, however, that it is understood and agreed that the first [*]grams of UC 781 to be delivered pursuant to this Section 6.2 will be re-crystallized or otherwise purified by Crompton at its facilities and, after such re-crystallization or other purification, may not qualify as being manufactured in accordance with good manufacturing practices.

7.                                       Initial Payment and Milestone Payments

7.1                                 Upon the execution of this Agreement, Biosyn shall pay to Crompton, in consideration of the License granted under this Agreement, the sum of [*]and shall deliver to Crompton the Warrant.

7.2                                 Upon the successful achievement of the First Milestone, Biosyn shall pay to Crompton, in consideration of the License granted under this Agreement, the sum of [*].

7.3                                 Upon the successful achievement of the Second Milestone, in consideration of the License granted under this Agreement, Biosyn shall pay to Crompton the sum of [*] and, in accordance with the terms of the Warrant, the Warrant shall become exercisable.

7.4                                 Upon the successful achievement of the Third Milestone, Biosyn shall pay to Crompton, in consideration of the License granted under this Agreement, the sum of [*].

8.                                       Royalty Payments

8.1                                 Biosyn shall pay to Crompton, during the term of this Agreement, royalties on Biosyn’s Net Sales of Products.  For purposes of this Agreement, “Net Sales” shall mean the gross amount billed or invoiced by Biosyn, or any person or entity acting as Biosyn’s agent, for Products in the Permitted Field of Use, less the sum of the following:

(a)                                  sales taxes, use taxes, tariffs, import/export duties and other excise taxes imposed on sales;

(b)                                 amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, retroactive price reductions, refunds or billing errors not already reflected in amounts invoiced;

(c)                                  freight costs, import and distribution allowances and insurance charges on shipments to purchasers if included in invoiced amounts;

(d)                                 trade, cash and/or quantity discounts and rebates and price reductions actually given and not already reflected in amounts invoiced; and

(e)                                  compulsory payments and rebates directly related to the sale of Products accrued, paid or deducted pursuant to agreements, such as managed care agreements, or pursuant to governmental regulations.

Net Sales shall not be deemed to include transfers among divisions of Biosyn or to or from third party manufacturers or formulators to enable them to produce or formulate Products on behalf of Biosyn for sale by Biosyn.  Net Sales shall be deemed to include payments to Biosyn by any sublicensees of all or any part of the UC 781 Technology (“Sublicense Payments”); provided that any payments to Biosyn for product development, research work, clinical studies and regulatory approvals performed by or for Biosyn shall not be included as Net Sales.  As provided for in Section 10.3 of this Agreement, Net Sales shall include monies recovered, net of out-of-pocket expenses, in the prosecution of Infringements (as defined in such Section) or defense against any counterclaim of invalidity or any declaratory judgment action brought by a third party for non-infringement, invalidity or interference.

8.2                                 Initially the royalties under this Agreement shall be payable at the rate of [*] of Net Sales; provided, however, that when the aggregate of the payments made by Biosyn to Crompton pursuant to Article 7 of this Agreement and royalty payments made by Biosyn to Crompton pursuant to this Article 8 have reached [*], such royalty rate shall be reduced to [*]and when the aggregate of the payments made by Biosyn to Crompton pursuant to Article 7 of this Agreement and royalty payments made by Biosyn to Crompton pursuant to this Article 8 have reached [*], such royalty rate shall be reduced to [*].  In no event shall the issuance by Biosyn of the Warrant in accordance with Section 7.1 of this Agreement or the issuance by Biosyn of Common Stock upon the exercise of the Warrant be deemed a payment pursuant to Article 7 of this Agreement for purposes of this Section 8.2.

8.3                                 Royalty Obligation, Reduction and Credit

(a)                                  Only one royalty amount shall be due and payable under this Article 8 for any Product sold by or on behalf of Biosyn, regardless of the number of Patents or the amount of UC 781 Technology covering such Product, subject to subsection (d) of Section 8.3 of this Agreement.

(b)                                 If Biosyn believes, based upon the practice of the rights licensed hereunder with respect only to the UC 781 Technology in the Permitted Field of Use, that such practice reasonably may infringe the patent rights of any third party (“Third Party Rights”), then payments made for a license to, or other acquisition of, such Third Party Rights shall be considered for treatment as an offset against royalties otherwise owed to Crompton under the following conditions:

(i)                                     Biosyn shall notify Crompton in writing either before or after it acquires rights under such Third Party Rights, but no later than ninety (90) days after acquiring such rights.  Crompton shall have ninety (90) days to respond to Biosyn’s notification.

(ii)                                  If Crompton agrees in writing with Biosyn’s belief that the practice of the rights licensed hereunder with respect to the UC 781 Technology in the Permitted Field of Use reasonably may infringe the Third Party Rights referred to in Biosyn’s notice, or if Crompton fails to respond within its ninety (90) day response period, then Biosyn may have an offset against royalties otherwise owed to Crompton hereunder as specified below.

(iii)                               If Crompton notifies Biosyn in writing within such ninety (90) day period that it does not agree with Biosyn’s belief that the practice of the rights licensed hereunder with respect to the UC 781 Technology in the Permitted Field of Use reasonably may infringe such Third Party Rights, then the Chief Executive Officer of Biosyn and an Executive Vice President of Crompton shall meet to discuss and attempt to resolve the dispute.  In the event that such parties are unable to resolve the dispute, Biosyn may obtain the opinion of outside legal counsel reasonably acceptable to Crompton, regarding such potential infringement of Third Party Rights.

(A)                              If such opinion of outside legal counsel agrees that the practice of the rights licensed hereunder with respect to the UC 781 Technology in the Permitted Field of Use reasonably may infringe such Third Party Rights, then Biosyn may have an offset against royalties otherwise owed to Crompton hereunder as specified below.

(B)                                If such opinion of outside legal counsel does not agree that the practice of the rights licensed hereunder with respect to the UC 781 Technology in the Permitted Field of Use reasonably may infringe such Third Party Rights, then Biosyn will not have an

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offset against royalties otherwise owed to Crompton hereunder; provided, however, that if Crompton shall ultimately acquire rights to such Third Party Rights, Crompton shall so notify Biosyn, and Biosyn shall be entitled to a royalty offset retroactive to the date of its notification to Crompton pursuant to subsection(b)(i) of this Section 8.3.

(iv)                              Upon any such acquisition of rights under subsection (b)(ii) or clause (A) of subsection (b)(iii) of this Section 8.3 or as contemplated by the proviso of clause (B) of subsection (b)(iii) of this Section 8.3, [*] of the consideration paid by Biosyn in respect of such access to such Third Party Rights (whether paid in the form of up-front, milestone or royalty payments, or otherwise) shall be credited against royalties payable or becoming payable to Crompton under Article 8 of this Agreement; provided, however, that in no circumstances shall Biosyn’s acquisition of Third Party Rights result, in the aggregate, in a reduction of royalties payable to Crompton of more than [*] of the royalties that would have been payable, calculated on the basis of the royalty rate in effect, pursuant to Section 8.2 of this Agreement, at the time such royalty payment would otherwise be due.  For the avoidance of doubt, the parties agree that the Third Party Rights to which this subsection (b) shall apply shall be only those, if any, that may impair the ability of Biosyn (or its sublicensees) to utilize the UC 781 Technology by itself in the Permitted Field of Use, and not those, if any, that may impair the ability of Biosyn (or its sublicensees) to utilize the UC 781 Technology in combination with other compounds, devices or products or that may impair the utilization of the UC 781 Technology because of a method of manufacture that is not included as part of the UC 781 Technology.

(c)                                  For purposes of this subsection (c), “Biosyn Product” shall mean a Product developed or manufactured by or for Biosyn in the Permitted Field of Use.  In the event that any Biosyn Product is sold in any jurisdiction in which there is no Valid Claim in effect for any Patent (“Unprotected Jurisdiction”) and in the event that there shall be any Product offered for sale in such Unprotected Jurisdiction that is in the Permitted Field of Use (“Competitive Product”), Biosyn may be entitled to a reduction of the royalties payable on its Net Sales of such Biosyn Product in such Unprotected Jurisdiction, as provided in this subsection (c).

(i)                                     If, because of any Competitive Product in the Unprotected Jurisdiction, Biosyn reduces the gross selling price of the applicable Biosyn Product in the Unprotected Jurisdiction by less than [*], there shall be no royalty reduction under this subsection (c) for such Biosyn Product in the Unprotected Jurisdiction.

(ii)                                  If, because of any Competitive Product in the Unprotected Jurisdiction, Biosyn reduces the gross selling price of the applicable Biosyn Product in

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the Unprotected Jurisdiction by [*] or more, but not more than [*], Biosyn shall be entitled to a royalty reduction on its Net Sales of such Biosyn Product in the Unprotected Jurisdiction.  Such reduction shall be a percentage of the royalty rate otherwise at the time in effect under this Agreement equal to twice Biosyn’s percentage reduction in the gross selling prices of the applicable Biosyn Product in the Unprotected Jurisdiction.

(iii)                               If, because of any Competitive Product in the Unprotected Jurisdiction, Biosyn reduces the gross selling price of the applicable Biosyn Product in the Unprotected Jurisdiction by more than [*], Biosyn shall be entitled to a royalty reduction on its Net Sales of such Biosyn Product in the Unprotected Jurisdiction which shall be [*] of the royalty rate otherwise at the time in effect under this Agreement.

Biosyn shall give Crompton written notice of any Competitive Product being offered or sold in any Unprotected Jurisdiction that Biosyn believes would entitle Biosyn to a royalty reduction under this subsection (c).  Such notice shall include a reasonable description of the Competitive Product and the applicable Biosyn Product, and the amounts of Biosyn’s original and reduced gross selling prices of the applicable Biosyn Product in the Unprotected Jurisdiction.  In the event that the offer or sale of any Competitive Product in any Unprotected Jurisdiction shall, in Biosyn’s judgment, make it impracticable for Biosyn to offer or sell any Biosyn Product or Products notwithstanding the royalty rate reductions provided for in this subsection (c), Biosyn may so advise Crompton.  In such event, Crompton and Biosyn shall meet to negotiate in good faith an appropriate and mutually acceptable royalty reduction other than as set forth in clauses (i), (ii) and (iii) of this subsection (c).

(d)                           In any jurisdiction in which any of the Patents have been filed, if Crompton shall elect, in accordance with Section 9.3 of this Agreement, not to maintain any Patent or Patents or if Crompton shall not, as provided in Article 10 of this Agreement, bring an action for an Infringement (as defined in Section 10.1 of this Agreement) or defend against any counterclaim of invalidity or any declaratory judgment action brought by a third party for non-infringement, invalidity or interference and if, as a result of such election or such failure to bring such an action or defend against such an action, there shall no longer be in such jurisdiction Valid Claims under Patents sufficient to prevent sales in such jurisdiction of competitive products utilizing all or any part of the UC 781 Technology, Biosyn shall no longer be obligated to pay royalties on its Net Sales of Products in such jurisdiction.

8.4                                 Upon the first commercial sale of any Product by or on behalf of Biosyn and thereafter within forty-five (45) days of the end of each calendar quarter, Biosyn shall provide Crompton with a certificate signed by an executive officer of Biosyn certifying the following information for such quarter for the Products:

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(a)                                  the number of Products sold by Biosyn (by Product type);

(b)                                 total of gross amounts billed or invoiced for Products sold by or on behalf of Biosyn, with a break-out showing separately billings in each applicable foreign currencies;

(c)                                  deductions from total amounts billed or invoiced for Products used to arrive at Net Sales of Products;

(d)                                 exchange rates used for each conversion of any foreign currency billings or invoices into United States dollars;

(e)                                  a tabulation of all initial payments, Milestone payments (excluding the issuance of the Warrant provided for in Section 7.1 and any issuance of Biosyn Common Stock upon exercise of the Warrant) and royalty payments theretofore made by Biosyn to Crompton pursuant to this Agreement; and

(f)                                    amounts claimed by Biosyn, pursuant to subsection (b) of Section 8.3 of this Agreement as credits against royalty amounts otherwise payable or, pursuant to subsection (c) of Section 8.3, as reduced royalties; and

(g)                                 Biosyn’s calculation of the royalty amount payable to Crompton under this Agreement in respect of such quarter.

The royalty amounts so calculated by Biosyn in the certificates of Biosyn’s executive officer shall accompany such certificates.

8.5                                 Biosyn shall keep full, true and accurate books and records containing sufficient detail to enable verification of the royalties payable to Crompton pursuant to this Article 8.  Such books and records shall be maintained at Biosyn’s principal place of business for not less than three (3) years following the end of the quarter to which they pertain.  On reasonable notice and at reasonable times, Biosyn shall permit a nationally recognized independent certified public accountant (who may be a representative of Crompton’s firm of auditors) appointed by Crompton and reasonably acceptable to Biosyn to examine such books and records of Biosyn as may be reasonably necessary and only to the extent necessary to verify the royalties payable to Crompton pursuant to this Article 8; provided that such accountant shall have entered into a confidentiality agreement with Biosyn.  Such examination may occur only once in each calendar year and may apply only to records pertaining to the preceding three (3) calendar years.  Any such audit shall be at Crompton’s expense, unless such audit shall disclose an underpayment by Biosyn greater than [*] for any particular calendar year, in which event, the cost of such audit shall be payable by Biosyn.  In the event that such examination shall reveal that Biosyn has overpaid royalties under this Article 8, Biosyn shall be entitled to an immediate credit against future royalty payments for the amount of any such overpayment.

8.6                                 Payments provided for in this Article 8 and amounts due to Crompton under Article 7 shall, if overdue for more than fifteen (15) days, bear interest until payment has been made at the lesser of (a) a rate equal to two percent above the “Prime Rate”, as published in the Wall Street Journal, in effect on the payment due date and (b) the highest rate permitted by applicable law.  The payment of any such interest shall not deprive Crompton of any other rights it may have at law or in equity as a consequence of the lateness of payment.

9.                                       Patent Prosecution, Maintenance Fees and Marking

9.1                                 Crompton will be responsible for and will pay for the prosecution of all patent application matters, including but not limited to continuations, reissues, oppositions and appeals, relating to the Patents, except as otherwise provided in Section 9.3 of this Agreement.  Beginning from and after the execution and delivery of this Agreement, Crompton shall furnish Biosyn with copies of all substantive communications between the United States Patent and Trademark Office (or any applicable foreign equivalent) and Crompton regarding pre- and post- issuance prosecution of International Application WO 97/45116 everywhere in the world, as well as copies of any responses or amendments thereto.  Crompton shall provide copies of all substantive communications relating to such patent application sufficiently in advance of the proposed submission date of amendments and responses to allow Biosyn to comment thereon.  Crompton shall consider any reasonable request, comment or recommendation made by Biosyn pertaining to such communication.  Notwithstanding anything to the contrary above, final decisions with respect to the prosecution of such patent application shall be determined by Crompton in its sole discretion.

9.2                                 Crompton shall be solely responsible for all maintenance fees relating to the Patents, except as otherwise provided in Section 9.3 of this Agreement.

9.3                                 Crompton may, in its sole discretion, decide to abandon any pending Patent application or to refrain from paying any fee required to maintain any Patent.  In such event, Crompton shall notify Biosyn, in writing, of such decision not less than forty-five (45) days before the expiration of the time when such decision would have irrevocable effect and Biosyn shall, thereupon, have the right to assume responsibility for the prosecution of such pending Patent application or the maintenance of such Patent at its sole cost and expense.  If Biosyn shall assume such responsibility, Crompton shall assign such Patent application or Patent, as the case may be, to Biosyn but subject, in any such case, to any rights theretofore granted or conveyed by Crompton to other parties in respect of fields of use other than the Permitted Field of Use.

9.4                                 Biosyn shall mark or cause to be marked all Products with the applicable Patent numbers.

10.                                 Enforcement of Patents

10.1                           Each party shall promptly notify the other party, in writing, of any alleged Patent infringement relating to the manufacture, use and/or sale of Products for the Permitted Field of Use (“Infringement”) of which it becomes aware and shall provide any evidence available to it of such Infringement.

10.2                           Crompton may bring an action for an Infringement and may defend against any counterclaim of invalidity or any declaratory judgment action brought by a third party for non-infringement, invalidity or interference.  Biosyn shall cooperate with Crompton in all reasonable respects in the prosecution and/or defense of such action including, without limitation, making its employees available to testify and providing all relevant documents, records, papers, information, samples, specimens and the like, as reasonably requested by Crompton.

10.3                           If Crompton does not, within ninety (90) days of notice from Biosyn of an Infringement, bring such an action for patent infringement and/or act to defend against any such counterclaim or declaratory judgment action, Biosyn shall have the right to bring suit for such infringement and to join Crompton as a party plaintiff or to use Crompton’s name, if required by law, at Biosyn’s sole cost and expense and with counsel of its own selection; provided, however, that Biosyn acknowledges and agrees that any other person or entity to whom Crompton shall have theretofore granted or conveyed rights under such Patent may join as a party plaintiff in such action.  Crompton shall cooperate with Biosyn in all reasonable respects in the prosecution or defense of such action including, without limitation, making its employees available to testify and providing all relevant documents, records, papers, information, samples, specimens and the like, as reasonably requested by Biosyn.  Biosyn may settle any such action at its own expense and through its own counsel, subject to the approval of Crompton, which approval shall not be unreasonably withheld or delayed, but Biosyn understands and acknowledges that Crompton will not, and may not be required to, approve any settlement that may materially adversely affect the rights of any other person or entity to which Crompton shall have theretofore granted or conveyed rights under the applicable Patent.  In the event that Biosyn shall recover any moneys in any such action, whether by way of judgment or settlement, the excess of such recoveries, including damages and interest amounts, over Biosyn’s out-of-pocket expenses in the prosecution or defense of such action shall be included as Net Sales of Products for the purpose of calculation of royalties payable to Crompton pursuant to Article 8 of this Agreement.

11                                    Liability and Indemnity

11.1                           Biosyn shall indemnify and hold harmless Crompton and its subsidiaries, affiliates, directors, officers, employees and agents from and against any and all loss, cost, claim, damage, liability or expense (including reasonable attorneys’ fees, costs of suit and costs of appeal) incurred by any of them arising out of or in connection with any claim, action, suit, proceeding or investigation (“Claim”) filed or threatened including, without limitation, any Claim alleging death or injury to any person, with respect to (a) the production, manufacture, sale, marketing, distribution, shipment, transportation, handling, cleanup, use or disposal of any Product developed, manufactured or sold by or on behalf of Biosyn, (b) the negligence or willful misconduct of Biosyn and/or its subsidiaries, affiliates, directors, officers, agents, contract manufacturers, distributors, sublicensees and other representatives and (c) the breach by Biosyn of any of its obligations under this Agreement.

11.2                           Crompton shall indemnify and hold harmless Biosyn and its subsidiaries, affiliates, directors, officers, employees and agents from and against any and all loss, cost, claim, damage, liability or expense (including reasonable attorneys’ fees, costs of suit and costs of appeal) incurred by any of them arising out of or in connection with any Claim filed or threatened including, without limitation, any Claim alleging death or injury to any person, with respect to

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

(a) the breach by Crompton of any of its representations and warranties set forth in Section 4.1 of this Agreement and (b) the breach by Crompton of any of its obligations under this Agreement.

11.3                           The selection of the UC 781 Technology for the development, making, use and sale of Products, and the decision to market any Products for the Permitted Field of Use, is solely Biosyn’s, and Crompton does not assume any responsibility whatsoever for such development, making, use, sale or marketing.  CROMPTON MAKES NO EXPRESS OR IMPLIED WARRANTY OF ANY KIND INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER THING CONCERNING THE PATENTS OR UC 781 TECHNOLOGY, NOR DOES CROMPTON MAKE ANY REPRESENTATIONS CONCERNING ANY PRODUCT THAT MAY BE MADE, USED OR SOLD.  IN PARTICULAR, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CROMPTON MAKES NO REPRESENTATION OR WARRANTY THAT ANY PRODUCT WILL BE SAFE OR EFFECTIVE FOR THE PERMITTED FIELD OF USE OR WILL BE GRANTED ANY REQUIRED REGULATORY APPROVALS.  Nor does Crompton make any representation or warranty that the practice by Biosyn of the rights under the License will not infringe proprietary rights of any third party.  In no event shall Crompton have any liability whatsoever for damages, whether direct, indirect, special or consequential, including without limitation damages for economic loss, death or injury to persons or damage to property, in respect of any Patent, the UC 781 Technology or any Product, whether or not Crompton shall be advised, shall have reason to know or in fact shall know of the possibility of such damages.

11.4                           Biosyn shall, with respect to the Product in the Permitted Field of Use, obtain and maintain in full force and effect product liability insurance in an amount and with coverage (which shall include Biosyn’s indemnification obligations to Crompton pursuant to this Agreement), which is reasonable and customary in Biosyn’s industry based on the developmental stage of the Product under development and which shall not be less than [*] per occurrence during such development but which shall be reviewed at the commencement of clinical trials and upon commercialization and increased as appropriate, reasonable and customary in such industry, at such stages.  Biosyn shall provide Crompton with evidence of such insurance and the policies of such insurance shall require that Crompton be given notice of any cancellation of such insurance or reduction of coverage or amount and shall name Crompton as an additional insured.

12.                                 Compliance with Law

12.1                           Biosyn, its subsidiaries, affiliates, directors and officers shall, and Biosyn shall use commercially reasonable efforts to cause its agents, contract manufacturers, distributors, sublicensees and other representatives to, comply with all United States federal, state and local laws, rules and regulations and all foreign laws, rules and regulations applicable to the development, testing, production, transportation, packaging, labeling, export, import, marketing, distribution, sale and use of the Products in the Permitted Field of Use.

13.                                 Confidentiality

13.1                           The recipient of information supplied pursuant to this Agreement shall treat the same as confidential.  For purposes of this Section 13.1, the terms “recipient” and “recipient party” shall mean the party receiving information pursuant to this Agreement, its officers, directors, employees and agents.  The foregoing obligations as to confidentiality shall not extend to any transmitted information that is publicly available at the date of its disclosure to the recipient party or which is, at that date, already properly in the possession of the recipient party (evidenced by writing) or which may thereafter become publicly available from sources other than the recipient party and its employees or which may properly thereafter become available to the recipient party on a non-confidential basis from a source other than the disclosing party and that is not known by the recipient party to be under an obligation of confidentiality to the disclosing party with respect thereto.  For the purpose of this Section 13.1, disclosures made to the recipient party under this Agreement which are specific shall be deemed to be confidential and therefore shall not be deemed to be within the exceptions set forth in this Section 13.1 merely because they are embraced by general disclosures in the public domain or in the possession of the recipient party.  In addition, any combination of features shall be deemed to be confidential and therefore shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the recipient party; provided that such combination of features shall be deemed not to be confidential and to be within the exception set forth in this Section 13.1 only if the combination itself and its principle of operation are in the public domain or in the possession of the recipient party.  The obligations set forth in this Section shall survive for a period of five years after the expiration or termination of this Agreement.  Notwithstanding the foregoing provisions of this Section 13.1, Biosyn may disclose information supplied by or on behalf of Crompton pursuant to this Agreement to sublicensees of Biosyn’s rights under Article 2 of this Agreement or any consultants, manufacturers and other third parties for the purpose of development, manufacture and/or sale of Products, but only if such sublicensees, consultants, manufacturers and other third parties, as the case may be, agree in writing to be bound by nondisclosure undertakings equivalent to those of Biosyn under this Article 13.

13.2                           If either party becomes or believes that it will become legally compelled to disclose any confidential information of the other party, the party subject to such disclosure requirement shall give prompt written notice of such requirement to the other party prior to any such disclosure so that such other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Section 13.1 of this Agreement.  The party subject to such disclosure requirement shall disclose only the portion of the confidential information that, in the reasonable judgment of its counsel, it is legally required to disclose and shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that the confidential information being disclosed will be given confidential treatment.

13.3                           Biosyn shall have the right to publish its results in scientific journals or at scientific meetings.  In order that disclosure of information described in a publication will not adversely affect the patent rights or proprietary rights of Crompton, Crompton shall be given the opportunity to review any proposed manuscript or abstract for a period of thirty (30) days before it is submitted for publication.  If Crompton shall reasonably determine that any proprietary information of Crompton is disclosed in the proposed manuscript or abstract, Crompton shall have the right to require that such information be deleted.  If the proposed manuscript or abstract describes any patentable invention, Crompton shall have the right to request a reasonable delay in submission of the proposed manuscript or abstract so that Crompton can further evaluate such invention and initiate filing, if it deems it necessary, of appropriate patent applications.

14.                                 Termination

14.1                           Biosyn may terminate this Agreement at any time and for any reason or no reason upon sixty (60) days prior written notice.  In the event of any such termination, the License shall immediately and automatically revert back to Crompton.

14.2                     This Agreement may be terminated prior to expiration of the term hereof by either party “for cause” immediately upon notice.  A party shall have the right to terminate this Agreement “for cause” in the event of: (i) any material breach of this Agreement by the other party that shall go uncorrected for a period of thirty (30) days after notice of such breach, setting forth the details thereof with reasonable particularity, has been given to the other party; or (ii) the institution against the other party of voluntary proceedings in bankruptcy or under any insolvency law or law for the relief of debtors, the making by or on behalf of the other party of an assignment for the benefit of creditors, the filing by or on behalf of the other party of an involuntary petition under any bankruptcy or insolvency law, unless such petition is dismissed or set aside within sixty (60) days from the date of its filing, or the appointment for such other party of a receiver or trustee, unless such appointment is dismissed or set aside within sixty (60) days from the date of such appointment.  Termination of this Agreement, or of the License as provided for in Article 5 of this Agreement, shall not be deemed to terminate or extinguish any right accruing prior to the effectiveness of such termination.  In the event of any such termination by Crompton pursuant to clause (i) of this Section 14.2, the License shall immediately and automatically revert back to Crompton.  In the event of any termination of this Agreement by Biosyn pursuant to clause (i) of this Section 14.2, the License shall survive as a fully-paid, perpetual, worldwide, exclusive license in the Permitted Field of Use.

14.3                           In the event of any termination of this Agreement by Biosyn pursuant to Section 14.1 of this Agreement or by Crompton pursuant to Section 14.2 of this Agreement, Crompton shall have the option in respect of the Development Work provided for in Section 5.4 of this Agreement.

15.                                 Notice

15.1                           All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to be duly given upon the delivery or mailing thereof, as the case may be, if hand delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon delivery to an express courier service, addressed in any such case:

if to Crompton or any Crompton Affiliate:

Crompton Corporation
Benson Road
Middlebury, Connecticut 06749
Attn: Executive Vice President and
General Manager Crop Protection Division

if to Biosyn:

Biosyn, Inc.
3401 Market Street, Suite 300
Philadelphia, Pennsylvania 19104
Attn: Chief Executive Officer

or to such other address as either party shall have specified for itself by notice to the other given in accordance with this Section 15.1.

16.                                 Use of Name

16.1                           Except as otherwise provided herein, neither party shall have any right, express or implied, to use in any manner the name of the other party or any other trade name or trademark or other identifying mark or symbol of the other party for any purpose in connection with the performance of this Agreement.

17.                                 Announcements

17.1                           All press releases and other public announcements related to the subject matter hereof shall be made only with the mutual written agreement of the parties hereto (which shall not be unreasonably withheld or delayed), except that any such public announcement required by law (including regulations of the FDA or Securities and Exchange Commission) may be made without such written agreement.

18.                                 General

18.1                           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other party except pursuant to (a) a merger, consolidation or reorganization of the assigning party or the sale of substantially all of the assets of the assigning party or (b) an assignment, in whole or in part, to any entity controlling, controlled by or under common control with the assigning party, provided that the assigning party remains liable for the performance and observance of the duties and obligations of the assignee under this Agreement.

18.2                           This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, United States, without giving effect to the conflicts-of-laws provisions thereof, except where the federal laws of the United States are applicable and have precedence; provided, however, that it is hereby acknowledged that the Warrant and the issuance of the Warrant will, as provided therein, be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

18.3                           No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

18.4                           This Agreement, the agreements referred to in this Agreement and the License Agreement between Biosyn and Crompton of even date herewith relating to rights of reference and use of data related to certain Biosyn regulatory filings set forth and constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto.  No other terms and conditions shall be binding on either party including terms that may be additional to or at variance with the terms hereof, unless such provision is expressly agreed to in writing signed by both parties hereto.

18.5                           If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction to which the Agreement is sought to be enforced, (a) such provision shall be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken; (b) the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of this Agreement shall remain in full force and effect.

18.6                           Except as otherwise provided herein, neither party to this Agreement shall be liable, or be in breach of any provision hereof, for any failure or delay on its part to perform any obligation (other than the obligation to make payments when due) under any provision of this Agreement because of circumstances of force majeure, including, but not limited to, any act of God, flood, fire, explosion, breakdown of plant, strike, lockout, labor dispute, war, insurrection, riot, sabotage, or any injunction, law, ordinance or demand or requirement of any governmental authority, or inability to procure or use materials, labor, equipment or energy sufficient to meet manufacturing needs from customary sources at customary prices and without litigation, or any other cause whatsoever, whether similar or dissimilar to those enumerated herein, beyond the reasonable control of such party.  If any such event or force majeure shall prevent a party from performing its obligations hereunder for a period of six months or more, the other party may terminate this Agreement forthwith by written notice.

18.7                           The headings of this Agreement are included only for ease of reference and shall not affect the interpretation of this Agreement in any manner.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives on the dates indicated below, effective as of the 22nd day of May, 2001.

BIOSYN, INC.

By:
Name: Anne-Marie Corner
Title: Chief Executive Officer

CROMPTON CORPORATION

By:
Name: Alfred F. Ingulli
Title: Executive Vice President

With respect to the matters set forth in Article 2 of the foregoing Agreement.

CROMPTON MANUFACTURING
COMPANY, INC.

By:
Name: Alfred F. Ingulli
Title: Executive Vice President

UNIROYAL CHEMICAL COMPANY, INC.

By:
Name: Walter K. Ruck
Title: President

CROMPTON CO./ CIE

By:
Name: Walter K. Ruck
Title: President

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

ATTACHMENT A

Foreign Patents and Patent Applications

I.                                         USPN 5,268,389 AND 5,693,827 AND FOLLOWING FOREIGN EQUIVALENTS

[*]

COUNTRY	STATUS	APPLN. NO.	PATENT NO.
AUSTRIA	GRANTED	90915588.9	0497816
AUSTRALIA	GRANTED	66035/90	636409
BELGIUM	GRANTED	90915588.9	0497816
[*]
[*]
SWITZERLAND	GRANTED	90915588.9	0497816
GERMANY	GRANTED	90915588.9	69019533.8
DENMARK	GRANTED	90915588.9	0497816
FRANCE	GRANTED	90915588.9	0497816
GREAT BRITAIN	GRANTED	90915588.9	0497816
GREECE	GRANTED	90915588.9	3017128
HAITI	GRANTED		198/5
[*]
ISRAEL	GRANTED	95956	95956
ITALY	GRANTED	90915588.9	0497816
JAPAN	GRANTED	514569/90	1967760
SOUTH KOREA	GRANTED	700831/92	0222233
LUXEMBOURG	GRANTED	90915588.9	0497816
MEXICO	GRANTED	22844	179450
NICARAGUA	GRANTED	91-009	920R.P.I.
NETHERLANDS	GRANTED	90915588.9	0497816
NEW ZEALAND	GRANTED	235653	235653
[*]
RUSSIAN FED.	GRANTED	5011885.04	2108785
SWEDEN	GRANTED	90915588.9	0497816

TAIWAN	GRANTED	79108696	NI-58187
SOUTH AFRICA	GRANTED	90/8094	90/8094

II.                                     USPN 5,696,151 AND THE FOLLOWING FOREIGN EQUIVALENTS

COUNTRY	STATUS	APPLICATION NO.	PATENT NO.
KENYA	GRANTED	AP/P/98/01245	AP902
GAMBIA	GRANTED	AP/P/98/01245	AP902
ZIMBABWE	GRANTED	AP/P/98/01245	AP902
GHANA	GRANTED	AP/P/98/01245	AP902
AFRICA (ARIPO)	GRANTED	AP/P/98/01245	AP902
LESOTHO	GRANTED	AP/P/98/01245	AP902
MALAWI	GRANTED	AP/P/98/01245	AP902
SUDAN	GRANTED	AP/P/98/01245	AP902
SWAZILAND	GRANTED	AP/P/98/01245	AP902
UGANDA	GRANTED	AP/P/98/01245	AP902
AUSTRALIA	GRANTED	11199/97	704086
BRAZIL	PENDING	PI9611838.5
[*]
[*]
[*]
[*]
[*]
HAITI	GRANTED		229-REG.5
HUNGARY	PUBLISHED	P9901990
JAPAN	GRANTED	520533/97	3027771
[*]

NEW ZEALAND	GRANTED	324118	324118
[*]

[*]
[*]
[*]
SOUTH AFRICA	GRANTED	96/9490	96/9490

III.                                 USPN 6,017,947

No filings outside of the United States.

IV.                                 INTERNATIONAL APPLICATION PUBLICATION NO. WO/97/45116 AND THE FOLLOWING EQUIVALENTS:

COUNTRY	STATUS	APPLICATION NO.	PATENT NO.
[*]

ATTACHMENT B

Form of Warrant

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

ATTACHMENT C

Documents for Transfer of UC-781 Technology

[*]

ATTACHMENT D

Capitalization of Biosyn

Capitalization of Biosyn, Inc.

as of May 18, 2001

	Total Outstanding	Convertible into or Exercisable for No. of Shares of Common Stock
Common Stock	4,506,267	n/a

Series A Preferred	7,000	2,800,000

Series B Preferred	5,000	1,666,667

Warrants (other than the Warrant to be issued to Crompton per License)	n/a	563,000

Options (NQSOs & ISOs)	n/a	1,866,168

	Fully Diluted Total	11,402,102

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

ATTACHMENT E

Non-binding Development Plan

[*]

EXHIBIT I

Research Agreement between Rega Institute for Medical Research and Uniroyal Chemical Company, Inc.